                                                               EXHIBIT 99.1

                                                          FOR IMMEDIATE RELEASE


Contact: Wil Goodrich, Vice President-Director of Marketing (209) 438-2600

REGENCY BANCORP ANNOUNCES 4TH QUARTER RESULTS

     FRESNO, FEB. 10 --Fresno-based Regency Bancorp, parent company of Regency Bank and Regency Investment Advisors, Inc., today announced that it had earned $333,000 or $0.18 per share in the fourth quarter of 1997. This was a 100.6% increase over the same period last year when its net income was $166,000 or $0.09 per share.
     "As we anticipated," said Steve Hertel, Regency's chairman, president and chief executive officer, "the steady improvement in net income growth over the second half of 1997, reduced our loss for the year from $1.91 million at mid-year to $1.27 million at December 31, 1997.
     "When we decided to aggressively write down the properties of our real estate investment subsidiary, Regency Service Corporation (RSC), at the end of last year's second quarter," Hertel noted, "it was with the stated expectation that the company would return to profitability in succeeding quarters. Without the write down of RSC's assets, contributions to its reserve, and other RSC-related expenses, Regency Bancorp would have earned approximately $2.1 million or $1.13 per share for 1997."
     When the company reported its third quarter earnings, it had 220 residential lots or homes remaining in RSC's inventory. That number was reduced to 66 by the end of the year with 48 of those homes or lots in escrow. Substantial progress continues to be made with only 32 homes or lots on the books at the end of January. Fourteen of those are in escrow leaving RSC with only five model homes, six homes under construction and seven available vacant lots.
     The holding company also reported record levels of assets, loans, and deposits for 1997. At year end, assets reached $198.2 million, up 9.5% from 1996's $181.1 million. Total loans were at $129.6 million, a growth of 26.7% from $102.3 million the previous year, and total deposits grew 10.3% from $159.8 million a year ago to $176.3 million at December 31, 1997.
     According to Hertel, "One of brightest points for us at year's end was our capital position. At mid-year, we began an effort to acquire additional capital that was completed in late December. As we announced on January 7, 1998, this private placement added a net $5.9 million in new capital, bringing the company's total shareholders' equity to $18.7 million, a 39.1% increase over the previous year. This also enabled us to be in full compliance at year's end with administrative orders of the FDIC and State Department of Financial Institutions."
     Following the acquisition of capital, Regency Bancorp's common stock, which trades over the counter under the symbol, REFN, has grown from $10.625 per share, to a high of $13.75 per share in January. At year end, the stock's book value was $7.15 per share.

     "Though challenging, 1997 will long be remembered as a pivotal year for our company," the chairman added. "Our subsidiaries, Regency Bank and Regency Investment Advisors, Inc. (RIA), continued their outstanding growth and increased their market presence.
     "The readers of THE FRESNO BEE'S NEIGHBORS newspaper voted Regency the best bank for 1997," Hertel reported. "The Madera Hispanic Chamber of Commerce selected our branch there as its Corporation of the Year for 1997, and our Madera branch operations officer received their President's Award. That branch, which celebrated its first anniversary in August, reached $20 million in deposits in just ten months of operations.
     "RIA closed out 1997 with a record $86.5 million in assets under management," he added, "and reported an increase of 89% in net income for the year as compared to 1996."
     Credit quality for Regency Bank, net of RSC, was another highlight of the year. By year end 1997, loan delinquencies comprised only 1.03% of total loans; non-accrual loans were at $598,000 or 0.46%; and net loan charge offs were only $147,500, or 0.13% of average loans, as compared to $169,000, or 0.17% in 1996, and $227,000, or 0.24% in 1995.
     Also in the credit area, the bank, for the sixth consecutive year, was the top lender of Small Business Administration (SBA) government-guaranteed loans in the 15-county area administered by the SBA's Fresno District Office.
Regency turned in the leading performance by approving 102 loans for $34.1 million in the 1997 federal fiscal year, up 41.7% from 72 in 1996. Its volume of $34.1 million was a growth of 132% over last year's $14.7 million. Its loans helped retain or create 1,004 jobs in the community. The second most productive lender in the region had 42 loans for $12.9 million.
     Regency Bancorp and its subsidiaries have served Fresno and the Central Valley since December of 1980. The company currently provides banking to the greater Fresno market and Madera County through its three branches and has a government-guaranteed loan production office in Modesto. It's stock trades over the counter under the symbol: REFN, with market makers such as: Van Kasper & Co., Hoefer & Arnett, and Sutro & Co., as well as other financial firms such as Banc Stock Financial Services.
CERTAIN MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES, WHICH COULD IMPACT FUTURE FINANCIAL PERFORMANCE, INCLUDE, AMONG OTHERS, (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY; (4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (6) CHANGES IN SECURITIES MARKETS. THEREFORE, THE INFORMATION SET FORTH HEREIN SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE COMPANY AND THE BANK.

Regency Bancorp -- Summary Financial Data


                                                For the Three Months Ended Dec. 31,  For the 12 Months Ended Dec. 31,
                                              -------------------------------------------------------------------------
                                                        1997           1996           1997            1996
                                              -------------------------------------------------------------------------

RESULTS OF OPERATIONS:  $(000)
   Interest income                                          4,146          3,448         15,285         13,227
   Interest expense                                         1,360          1,257          5,320          4,694
                                              -------------------------------------------------------------------------
 Net interest income                                        2,786          2,191          9,965          8,533
   Provision for loan losses                                   58              0          1,353              0
                                              -------------------------------------------------------------------------
 Net interest income after provision                        2,728          2,191          8,612          8,533
   Non interest income                                        563            659          2,687          3,109
   Non interest expense                                     2,633          2,564         13,406          9,902
                                              -------------------------------------------------------------------------
 Income/(loss) before income taxes                            658            286         (2,107)         1,740
   Income taxes/(benefit)                                     325            119           (833)           732
 Net income/(loss)                                            333            166         (1,274)         1,008
                                              -------------------------------------------------------------------------
BALANCE SHEET:  (END OF PERIOD) $(000)
 Total Assets                                                                           198,241        181,058
 Total Loans                                                                            129,635        102,302
 Investments                                                                             36,986         33,270
 Earning assets                                                                         168,866        139,752
 Investments in real estate                                                               4,338         16,489
 Total deposits                                                                         176,279        159,802
 Other borrowings                                                                             0          4,977
 Shareholders' equity                                                                    18,734         13,470

FINANCIAL RATIOS:  (PERIOD ANNL. %)
 Return on average assets                                     .68            .38           (.68)           .61
 Return on average equity                                   10.28           4.87          (9.60)          7.55
 Average equity to average assets                            6.63           7.79           7.13           8.02
 Avg. earning assets to avg. assets                         86.49          81.34          83.84          79.46
 Efficiency ratio                                           74.79          87.17         109.89          79.81
 Net interest margin                                         6.60           6.15           6.38           6.45
 Non interest income to avg. assets                          1.15           1.51           1.44           1.87
 Non interest expense to avg. assets                         5.40           5.86           7.20           5.95
 Loan loss reserve to total loans                            1.71           1.58           1.71           1.58
PER SHARE:
 Earnings per share ($)                                       .18            .09           (.68)           .55
 Dividends ($)                                                .00            .06            .00            .29
 Book value (end of period) ($)                                                            7.15           7.41
 Market value (end of period) ($)                                                         10.44           9.50
 Market to book value (%)                                                                  1.46           1.28
 Price earnings (PE) ratio (%)                              20.72          26.20         (21.48)         17.13
 Shares outstanding                                                                   2,621,125      1,818,160


FEBRUARY 10, 1998

                                       7